Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Increased Profits for 3rd Quarter 2018

LOS ANGELES, CA — (BUSINESS WIRE) — November 6, 2018 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $751 thousand, or $0.03 per diluted share, for the third quarter of 2018, compared to net income of $503 thousand, or $0.02 per diluted share, for the third quarter of 2017.

The higher net income during the third quarter of 2018 compared to the third quarter of 2017 primarily resulted from an increase of $700 thousand in loan loss provision recapture, receipt of a grant for $233 thousand from the U.S. Department of the Treasury’s Community Development Financial Institutions (“CDFI”) Fund, and a reduction of $256 thousand in non-interest expense.  The increase in net income was partially offset by a decrease of $735 thousand in net interest income and a decrease of $151 thousand in gain on sale of loans.

For the nine months ended September 30, 2018, the Company reported net income of $540 thousand, or $0.02 per diluted share, compared to $2.3 million, or $0.08 per diluted share, for the nine months ended September 30, 2017.

The decrease in net income for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 was primarily due to a decrease of $1.3 million in non-interest income, which resulted from an insurance settlement of $1.2 million that was received during 2017, a decrease of $1.5 million in net interest income, and a decrease of $363 thousand in gain on sale of loans.  These decreases were offset in part by the grant for $233 thousand that was received from the CDFI Fund in the third quarter of 2018 and an increase of $50 thousand in loan loss provision recapture compared to the prior year.

Chief Executive Officer, Wayne Bradshaw, commented, “I am pleased to announce that Broadway reported positive earnings for the third quarter, and that we made important progress in executing our plan.  Specifically, at the end of the third quarter the Bank’s regulator did not object to our request to increase the loan concentration limits for the Bank’s multi-family loans and commercial real estate loans, which will allow Broadway to significantly increase its portfolio of loans held for investment.  This increase in concentration limits was made possible by the dedication and ongoing commitment of our team to create and implement best in class policies, procedures, and practices for originating and monitoring loans, and will help Broadway in its pursuit of economies of scale and improved operating efficiency.”

“During 2018 we have been originating new multi-family loans at rates that are more attractive than the originations that we generated over the prior two years, and generally higher than the rates that can be obtained by underwriting or purchasing prime single-family residential loans.  We expect those trends to continue as we expand our portfolio of new multi-family loans in the fourth quarter and beyond.  Also, we expect to augment the growth in the Bank’s portfolio of multi-family loans by building a pipeline of construction and commercial real estate loans, which will leverage our existing customer base and relationships.  These types of loans generally yield higher rates of interest than single-family or multi-family loans.  We expect these efforts will result in completed loan originations starting in early 2019; however, we will continue to maintain our credit standards as we expand and seek to improve the overall yield of our interest earning assets.  Over the past five and one-half years, Broadway has originated over $570 million of new multi-family loans without experiencing any delinquencies.  As a result, the Bank’s non-performing assets continued to decline during the third quarter to a level representing just 0.48% of total assets.  In addition, the Bank’s capital base remains very strong with a Total Capital ratio of 19.34% and Tier 1 Leverage ratio of 11.83% at the end of September.”

“As always, we wish to thank our stockholders for their continuing support of our strategy, which remains focused on addressing the persistent demand for affordable housing, particularly within our target market of low to moderate income communities in Southern California.”

Net Interest Income

Net interest income for the third quarter of 2018 totaled $2.5 million, compared to $3.2 million for the third quarter of 2017.  The decrease of $735 thousand in net interest income primarily resulted from lower interest income on loans and other interest earning assets, and higher interest expense on deposits and borrowings.  The average balance of interest earning assets for the third quarter decreased by $20.6 million, and net interest margin for the third quarter decreased to 2.46% from 3.03%, for the same period in 2017.

Interest income on loans decreased by $437 thousand to $3.7 million for the third quarter of 2018, from $4.1 million for the third quarter of 2017.  Lower interest income on loans for the third quarter of 2018 resulted from a decrease of $6.7 million in the average balance of loans receivable, which decreased interest income by $71 thousand.  In addition, the average yield on loans during the third quarter of 2018 decreased by 39 basis points compared to the third quarter of 2017, which reduced interest income by $366 thousand.  The decrease in the average yield on loans primarily resulted from the payoffs of loans with higher rates than those originated over the last year.

Interest expense on deposits increased by $210 thousand to $821 thousand for the third quarter of 2018, from $611 thousand for the third quarter of 2017.  Higher interest expense on deposits for the third quarter of 2018 primarily resulted from an increase of 36 basis points in the average cost of deposits, which increased interest expense by $271 thousand.  This increase was partially offset by a decrease of $61 thousand in interest expense due to a decrease of $17.2 million in the average balance of deposits.

Interest expense on borrowings increased by $84 thousand to $578 thousand for the third quarter of 2018, from $494 thousand for the third quarter of 2017.  Higher interest expense on borrowings for the third quarter of 2018 primarily resulted from an increase of 38 basis points in the average cost of advances from the Federal Home Loan Bank (“FHLB”), which increased interest expense by $84 thousand, offset in part by a decrease of $2.6 million in the average balance of FHLB advances, which decreased interest expense by $12 thousand.  Additionally, the interest rate on the Company’s junior subordinated debentures increased by 94 basis points during the third quarter of 2018, resulting in additional interest expense of $12 thousand.

For the nine months ended September 30, 2018, net interest income decreased by approximately $1.5 million to $7.8 million from $9.3 million for the same period a year ago.  Average interest-earning assets decreased by $32.9 million to $399.7 million for the nine months ended September 30, 2018 from $432.6 million for the same period in 2017 which decreased net interest income by $354 thousand.  The net interest margin decreased by 25 basis points to 2.62% for the nine months ended September 30, 2018 from 2.87% for the same period in 2017, primarily due to a decline in loan yield and an increase in the cost of deposits.  The decline in net interest margin decreased net interest income by $1.1 million for the nine-month period.

Loan Loss Provision Recapture

The Company recorded a loan loss provision recapture of $1.0 million for the third quarter of 2018, compared to a loan loss provision recapture of $300 thousand for the third quarter of 2017.  The larger loan loss provision recapture during the third quarter of 2018 was primarily due to continued improvement in the loan portfolio due to payoffs and recoveries of problem loans, which had a favorable impact on the environmental factors used in the Bank’s analysis of the allowance for loan and lease losses (“ALLL”).  At September 30, 2018, the ALLL was $3.2 million, or 0.89% of our gross loans receivable held for investment, compared to $4.1 million, or 1.20% of our gross loans receivable held for investment at December 31, 2017.  The ratio of the ALLL to total non-performing loans increased to 268.2% at September 30, 2018, from 230.4% at the end of 2017, and the ratio of the ALLL to delinquent loans increased to 8,162% at September 30, 2018 from 552% at the end of 2017.  The Bank had one delinquent single family loan with a balance of $39 thousand at the end of the third quarter of 2018.

Non-interest Income

Non-interest income for the third quarter of 2018 totaled $380 thousand, compared to $305 thousand for the third quarter of 2017.  The increase in non-interest income of $75 thousand primarily reflected a grant for $233 thousand received from the CDFI Fund during the third quarter of 2018, offset by a decrease of $151 thousand in gain on sale of loans compared to the third quarter of last year.

For the nine months ended September 30, 2018, non-interest income totaled to $681 thousand, compared to $2.0 million for the same period a year ago.  The decrease of $1.3 million in non-interest income was primarily due to an insurance litigation settlement of $1.2 million during 2017 and a decrease of $363 thousand in gain on sale of loans compared to the same period last year.  These decreases were partially offset by the grant for $233 thousand received from the CDFI Fund during the nine months ended September 30, 2018.

Non-interest Expense

Non-interest expense for the third quarter of 2018 totaled $2.8 million, compared to $3.1 million for the third quarter of 2017.  The decrease of $256 thousand in non-interest expense during the third quarter of 2018 was primarily due to a decrease of $157 thousand in compensation and benefits expense, primarily reflecting lower staffing levels and lower stock-related salary costs compared to the third quarter of last year.  Additionally, other expense decreased by $137 thousand during the third quarter of 2018 compared to the third quarter of last year primarily due to a decrease of $73 thousand in the reserve for off balance sheet commitments, a decrease of $75 thousand in prior year costs associated with the sale of a portion the U.S. Treasury’s holdings in the Company’s shares, and a decrease of $16 thousand in corporate insurance, offset by an increase of $34 thousand in REO expense.  The Bank had one REO property as of September 30, 2018.

For the nine months ended September 30, 2018, non-interest expense totaled $8.8 million, which is comparable to the same period one year ago.  Although comparable, the components of non- interest expense changed.  Compensation and benefits increased by $184 thousand, REO expense increased by $122 thousand, and marketing costs increased by $64 thousand.  These increases were primarily offset by a decrease of $30 thousand in corporate insurance expense, a decrease of $28 thousand in professional services, primarily legal fees, a decrease of $36 thousand in the reserve for off balance sheet commitments, a decrease of $28 thousand in FDIC insurance premiums, a decrease of $29 thousand in other miscellaneous loan expenses, primarily appraisal fees, and a decrease of $214 thousand in prior year costs associated with sales of the U.S. Treasury’s holdings in the Company’s shares.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21.0% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax expense of $332 thousand during the third quarter and $235 thousand for the nine months ended September 30, 2018, compared to $284 thousand and $1.2 million for the comparable periods in 2017.  The Company’s effective income tax rate was 30.7% and 30.3% for the three and nine months ended September 30, 2018, respectively, compared to 36.1% and 35.0% for the comparable periods in 2017.  The Company had no valuation allowance on its deferred tax assets, which totaled $4.9 million and $5.1 million at September 30, 2018 and December 31, 2017, respectively.

Balance Sheet Summary

Total assets increased by $5.8 million to $419.5 million at September 30, 2018 from $413.7 million at December 31, 2017.  The growth in assets primarily included an increase of $20.4 million in net loans receivable held for investment, which was partially offset by a decrease of $8.8 million in cash and cash equivalents, a decrease of $3.3 million in loans receivable held for sale, and a decrease of $2.3 million in securities available-for-sale.

Loans receivable held for investment, net of the allowance for loan losses, totaled $355.3 million at September 30, 2018, compared to $334.9 million at December 31, 2017.  During the nine months ended September 30, 2018, the Bank originated $57.5 million in loans for its portfolio, compared to $4.7 million originated for its portfolio during the nine months ended September 30, 2017.  In addition, the Bank transferred $16.9 million in loans from loans receivable held for sale to loans receivable held for investment during 2018.  Loan repayments during the nine months ended September 30, 2018 totaled $54.8 million, compared to $54.1 million during the nine months ended September 30, 2017.

Deposits decreased by $12.4 million to $278.9 million at September 30, 2018 from $291.3 million at December 31, 2017, which consisted of a decrease of $30.2 million in core deposits (NOW, demand, money market and passbook accounts) and an increase of $17.8 million in certificates of deposit.

FHLB advances increased by $17.0 million to $82.0 million at September 30, 2018 from $65.0 million at December 31, 2017.

Stockholders’ equity was $48.0 million, or 11.45% of the Company’s total assets, at September 30, 2018, compared to $47.7 million, or 11.54% of the Company’s total assets, at December 31, 2017.  The Company’s book value was $1.75 per share as of September 30, 2018, compared to $1.74 per share as of December 31, 2017.

At September 30, 2018, the Bank’s Total Capital ratio was 19.34% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 11.83%, compared to a Total Capital ratio of 19.88% and a Leverage ratio of 11.39% at December 31, 2017.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, California, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact:	Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	September 30, 2018	December 31, 2017
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$13,414	$22,219
Securities available-for-sale, at fair value	15,243	17,494
Loans receivable held for sale	19,087	22,370
Loans receivable held for investment	358,455	338,920
Allowance for loan losses	(3,183)	(4,069)
Loans receivable held for investment, net of allowance	355,272	334,851
Total assets	419,481	413,704
Deposits	278,900	291,290
FHLB advances	82,000	65,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	48,013	47,731

Book value per share	$1.75	$1.74
Equity to total assets	11.45%	11.54%

Asset Quality Ratios:
Non-accrual loans to total loans	0.31%	0.49%
Non-performing assets to total assets	0.48%	0.64%
Allowance for loan losses to total gross loans	0.89%	1.20%
Allowance for loan losses to total delinquent loans	8161.54%	552.10%
Allowance for loan losses to non-performing loans	268.16%	230.41%

Non-Performing Assets:
Non-accrual loans	$1,187	$1,766
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	833	878
Total non-performing assets	$2,020	$2,644

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
Selected Operating Data and Ratios:
Interest income	$3,903		$4,344		$11,295		$12,617
Interest expense	1,399		1,105		3,445		3,297
Net interest income	2,504		3,239		7,850		9,320
Loan loss provision recapture	1,000		300		1,000		950
Net interest income after loan loss provision recapture	3,504		3,539		8,850		10,270
Non-interest income	380		305		681		1,986
Non-interest expense	(2,801)		(3,057)		(8,756)		(8,768)
Income before income taxes	1,083		787		775		3,488
Income tax expense	332		284		235		1,220
Net income	$751		$503		$540		$2,268

Earnings per common share-diluted	$0.03		$0.02		$0.02		$0.08

Loan originations (1)	$20,995	(2)	$9,277	(3)	$77,790	(2)	$99,420	(3)

Net recoveries to average loans	(0.00	)%(4)	(0.28	)%(4)	(0.04	)%(4)	(0.19	)%(4)
Return on average assets	0.72	%(4)	0.46	%(4)	0.53	%(4)	0.68	%(4)
Return on average equity	6.34	%(4)	4.22	%(4)	4.55	%(4)	6.46	%(4)
Net interest margin	2.46	%(4)	3.03	%(4)	2.62	%(4)	2.87	%(4)

(1)         Does not include net deferred origination costs.

(2)         Includes loans held for sale originations of $20.2 million for the three and nine months ended September 30, 2018.

(3)         Includes loans held for sale originations of $8.8 million and $94.7 million for the three and nine months ended September 30, 2017, respectively.

(4)         Annualized